Exhibit 99.1

NEWS RELEASE
Contact: Donna D’Amico-Annitto	486 North Oliver Road, Bldg. Z
Newton, Kansas 67114
(316) 283-6500

PARK AEROSPACE CORP. ANNOUNCES COOPERATION AGREEMENT WITH HUFFMAN PRAIRIE HOLDINGS

Newton, Kansas, Thursday, April 20, 2023…..Park Aerospace Corp. (NYSE-PKE) announced that it has entered into a Cooperation Agreement with Huffman Prairie Holdings, LLC and related entities (Huffman Prairie) under which the Company plans to nominate Shane P. Connor, Huffman Prairie’s Managing Partner, for election as a Director of the Company at its upcoming 2023 Annual Shareholders Meeting.

Brian Shore, Park’s Chairman and CEO, said, “The Park Aerospace Board members and I look forward to welcoming Shane to our Board of Directors and we look forward to working with Shane on our Board. I have known Shane for several years, and, based upon my interactions with Shane, particularly my recent interactions with him, I have come to understand that Shane is a person of honor, character and principle. These are traits which are highly valued at Park, but, in my experience, are not very common in today’s world. Thank you, Shane, for your willingness to join Park’s Board.”

Shane Connor serves as Managing Partner of Huffman Prairie Holdings, LLC and Windancer Holdings, LLC, both of which are important Park Aerospace shareholders. Prior to Shane’s current roles, he spent more than a decade working in private and public equity investing. Shane’s experience ranges from middle-market private equity to working at multi-billion dollar small-cap and mid-cap public equity funds. Shane is a Chartered Financial Analyst, and he graduated Cum Laude from Ohio State University with a B.S.B.A in Finance. Shane grew up on a farm in the Dayton, Ohio area.

Park Aerospace Corp. develops and manufactures solution and hot-melt advanced composite materials used to produce composite structures for the global aerospace markets. Park’s advanced composite materials include film adhesives (undergoing qualification) and lightning strike protection materials. Park offers an array of composite materials specifically designed for hand lay-up or automated fiber placement (AFP) manufacturing applications. Park’s advanced composite materials are used to produce primary and secondary structures for jet engines, large and regional transport aircraft, military aircraft, Unmanned Aerial Vehicles (UAVs commonly referred to as “drones”), business jets, general aviation aircraft and rotary wing aircraft. Park also offers specialty ablative materials for rocket motors and nozzles and specially designed materials for radome applications. As a complement to Park’s advanced composite materials offering, Park designs and fabricates composite parts, structures and assemblies and low volume tooling for the aerospace industry. Target markets for Park’s composite parts and structures (which include Park’s proprietary composite SigmaStrut™ and AlphaStrut™ product lines) are, among others, prototype and development aircraft, special mission aircraft, spares for legacy military and civilian aircraft and exotic spacecraft. Park’s objective is to do what others are either unwilling or unable to do. When nobody else wants to do it because it is too difficult, too small or too annoying, sign us up.

Additional corporate information is available on the Company’s web site at www.parkaerospace.com.

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